UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2007

APPLE REIT EIGHT, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-140548	20-8268625
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Eight, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01.	Entry into a Material Definitive Agreement.

On December 27, 2007, we caused our wholly-owned subsidiary, Apple Eight Hospitality Ownership, Inc., to enter into two purchase contracts for the potential purchase of six hotels.

There can be no assurance at this time that our purchasing subsidiary will in fact purchase any of these hotels. The table below describes the hotels:

Hotel Location	Franchise (a)	Seller	Number of Rooms		Purchase Price
Overland Park, Kansas	Fairfield Inn	Blue Valley Lodging Partners, L.L.C.	110	(b)	$12,050,000

Overland Park, Kansas	Residence Inn	Riley Extended Stay Suites, L.L.C.	120		15,850,000

Overland Park, Kansas	SpringHill Suites	Riley Hotel Suites, L.L.C.	102		8,850,000

Westford, Massachusetts	Residence Inn	Westford Inn, L.L.C.	108		14,850,000

Westford Massachusetts	Hampton Inn & Suites	Westford Hotels, L.L.C.	110		15,250,000

Kansas City, Missouri	Residence Inn	Country Club Extended Stay Suites, L.L.C.	106		17,350,000

TOTAL			656		$84,200,000

Note:

(a) All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

(b) This hotel is currently under construction. The number of rooms listed refers to the expected number of rooms upon completion.

The sellers are affiliated with each other but do not have any material relationship with us or our subsidiaries, other than through the purchase contracts. The aggregate initial deposit for the hotels was $1.2 million. The initial deposits are refundable to our purchasing subsidiary upon its election to terminate a purchase contract during its “review period,” which expires on February 9, 2008. In the event our purchasing subsidiary does not elect to terminate the purchase contracts during the review period, our purchasing subsidiary is required to make an aggregate additional deposit of $1.2 million.

The initial deposits under the purchase contracts were funded by proceeds from the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposits and purchase prices under the purchase contracts (other than the assumed debt described below) would be funded, if a closing occurs, by proceeds from the Company’s ongoing offering of Units.

The purchase contract also contemplates that our purchasing subsidiary would assume existing loans secured by the hotels.

The table below describes these loans:

Hotel Location	Franchise (a)	Original Principal Balance (b)	Interest Rate	Maturity Date
Overland Park, Kansas	Residence Inn	$7,500,000	5.74%	2015
Westford, Massachusetts	Residence Inn	7,800,000	6.50%	2010
Kansas City, Missouri	Residence Inn	11,850,000	5.74%	2015

TOTAL		$27,150,000

Notes:

(a) All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

(b) All loans provide for monthly payments of principal and interest on an amortized basis.

Under the purchase contracts all existing franchise agreements and management agreements for the applicable hotel will be terminated if a closing occurs. It is expected that our purchasing subsidiary will enter into new franchise and management agreements on terms that are acceptable to our purchasing subsidiary.

During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to each hotel. Our purchasing subsidiary may terminate a purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to a hotel as a result of its review that will cause it to terminate a purchase contract. If our purchasing subsidiary terminates a purchase contract before closing and after the review period, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposits to the seller. If a closing occurs under the purchase contract, the deposits will be credited toward the purchase price.

Certain closing conditions must be met before or at the closing, and currently remain unsatisfied. They include but are not limited to the following: the sellers having performed and complied in all material respects with the covenants under the purchase contract; all third party consents having been obtained; and termination of existing franchise and management agreements. If any of the closing conditions under the purchase contract are not satisfied by the sellers, our purchasing subsidiary may terminate the purchase contract and receive a refund of the deposits.

Accordingly, as of the date of this report and until any closing on the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire any or all the hotels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Eight, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

December 27, 2007